UNITED STATES
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Maritrans Inc.
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This filing relates to the proposed acquisition of Maritrans Inc. (the “Company”) by Overseas Shipholding Group, Inc. (“OSG”) pursuant to the terms of an Agreement and Plan of Merger, dated as of September 25, 2006, by and among OSG, Marlin Acquisition Corporation and the Company (the “Merger Agreement”).
In connection with the Merger Agreement, the following items were provided as indicated below: (i) joint press release issued by OSG and the Company on September 25, 2006; (ii) email sent to the Company employees on September 25, 2006; and (iii) the presentation slides provided in connection with a joint conference call held by OSG and the Company on September 25, 2006.

The following joint press release was issued by OSG and the Company on September 25, 2006:
For Release at 8:30 a.m. ET
OVERSEAS SHIPHOLDING GROUP TO ACQUIRE MARITRANS
— Strategic Combination Enhances U.S. Flag Segment with Broader Offering for Customers —
— Transaction Expected to be Immediately Accretive to Earnings —
New York, NY and Tampa, FL — September 25, 2006 — Overseas Shipholding Group, Inc. (NYSE: OSG) and Maritrans Inc. (NYSE: TUG) jointly announced today that they have entered into a definitive merger agreement pursuant to which OSG will acquire Maritrans Inc., a leading U.S. Flag crude oil and petroleum product shipping company that owns and operates one of the largest fleets of double hull vessels serving the East coast and U.S. Gulf coast trades.
Under the terms of the merger agreement, unanimously approved by the Boards of Directors of each company, OSG will acquire Maritrans in an all-cash transaction for $37.50 per share. The transaction is valued at approximately $455 million based on approximately 12 million shares outstanding and the assumption of net debt outstanding as of June 30, 2006. OSG will finance the acquisition through a combination of available cash and borrowings under existing credit facilities. The transaction is expected to be immediately accretive to OSG’s earnings per share, before considering any transaction synergies.
The transaction combines two fleets with complementary strengths in different trade routes and diversifies OSG’s U.S. Flag presence with the ability to offer expanded services to current and future customers of both companies. The addition of Maritrans’ fleet of 11 articulated tug barges (ATBs), five product carriers, two of which have been redeployed to transport grain, and three large ATBs under construction will complement OSG’s U.S. Flag fleet of seven operating vessels and 10 newbuild product carriers. The combination will expand OSG’s market presence in the U.S. Gulf coast, Florida and East coast trades and add lightering operations along the U.S. East coast. It is expected that Maritrans’ vessel construction program, which involves ATBs to be used in lightering operations, will allow OSG to use a substantial portion of its Capital Construction Fund.
“The strategic fit of Maritrans within OSG’s diversified portfolio of assets will broaden our service offerings to customers in the Jones Act market,” said Morten Arntzen, President and CEO of OSG. “Additionally, the lightering business in Delaware Bay and the addition of new customers in the complementary ATB Gulf of Mexico and Florida short-haul trade, will contribute meaningfully to our contractual base of business. Most importantly, however, are Maritrans’ strong commercial reputation and its team of talented personnel which, when combined with our U.S. Flag operation, will give us the platform to support our 10 Jones Act product carrier newbuilds, as well as future growth opportunities in U.S. coastal trades.”

OSG’s commitment to invest and expand in the Jones Act market results from strong, positive market fundamentals that include a steady and growing demand in the U.S. for oil and refined petroleum products, especially transportation fuels such as gasoline, low sulfur diesel and ethanol, and the need to replace the capacity of ships that will be retired pursuant to the OPA-90 phase-out schedule.
Jonathan P. Whitworth, CEO of Maritrans commented, “We are very excited about the transaction with OSG and the benefits it brings to shareholders, customers and employees. A greater commercial footprint will allow us to serve our customers better with a more diversified product offering. The larger fleet also enhances our market intelligence, a critical ingredient in effectively competing in the shipping market. Moreover, the financial strength that OSG brings to the combination will enhance our ability to compete. We look forward to a successful integration and to becoming the newest member of the OSG family.”
The transaction, which is expected to close by year-end 2006, is subject to approval by a majority of Maritrans’ shareholders and other customary closing conditions, including regulatory approvals. Upon completion, the U.S. Flag strategic business unit will operate its combined fleet from Maritrans’ headquarters in Tampa, Florida and will report to Jonathan P. Whitworth as Senior Vice President of OSG.
UBS Investment Bank is acting as OSG’s sole financial advisor and Cravath, Swaine & Moore LLP is acting as lead legal counsel to OSG. Merrill Lynch & Co is acting as Maritrans’ financial advisor and Morgan, Lewis & Bockius LLP is acting as legal counsel to Maritrans.
Conference Call Information
OSG and Maritrans plan to host a joint conference call at 1:30 p.m. ET on September 25. All interested parties are invited to call in to +1 800-231-5571 within the United States or +1 973-582-2952 for international participants. A live webcast of the conference call and accompanying slide presentation will be available on Overseas Shipholding Group’s website at www.osg.com in the Investor Relations Webcasts and Presentations section or via www.viavid.net. The webcast will be available for 90 days and requires Windows Media Player. An audio replay of the conference call will be available from 3:30 p.m. ET on Monday, September 25 through midnight ET on Monday October 2, 2006 by calling +1 877-519-4471 within the United States or +1 973-341-3080 for international callers. The password for the replay is 7882254.
About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with an owned, operated and newbuild fleet of 115 vessels aggregating 12.8 million dwt and 865,000 cbm, as of today’s date. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies, with offices in Athens, Ft. Lauderdale, London, Manila, Montreal, Newcastle, New York City and Singapore. More information is available at www.osg.com.
About Maritrans
Maritrans Inc. is a U.S.-based company with a 78-year commitment to building and operating petroleum transport vessels for the U.S. domestic trades. Maritrans employs a fleet of 11 ATBs, 5 product carriers, two of which have been redeployed to transport non-petroleum cargoes and three large ATBs under construction. Approximately 75 percent of the Company’s oil carrying fleet capacity is double-hulled with a fleet capacity aggregating approximately 3.4 million barrels, 79 percent of which is barge capacity. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area. More information is available at www.maritrans.com.
Forward-Looking Statements

This release contains forward-looking statements regarding OSG’s and Maritrans’ prospects, including, without limitation, the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances and investments, the ability to attract and retain customers, anticipated utilization, future revenues, the likelihood of closing the acquisition of Maritrans Inc. and integrating its operations with OSG’s operations, the projected growth of the U.S. and world tanker fleet and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in OSG’s and Maritrans’ Annual Reports on Form 10-K for the year-ended December 31, 2005. Copies of said Annual Reports on Form 10-K are available online at www.sec.gov or on request from the applicable company. Neither company assumes any obligation to update any forward-looking statements as a result of new information or future events or developments. Given these uncertainties, readers should not place undue reliance on these forward-looking statements. Except for ongoing obligations to disclose material information under the federal securities laws, neither OSG nor Maritrans is obligated to update these forward-looking statements. All of the forward-looking statements contained herein are qualified by these cautionary statements.
Additional Information and Where to Find It
This material is not a substitute for the proxy statement Maritrans will file with the Securities and Exchange Commission in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE DETAILED RISK FACTORS, WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant documents, which will be filed by Maritrans with the Securities and Exchange Commission (SEC), will be available free of charge on the SEC’s website, www.sec.gov, or by visiting Maritrans’ website at www.maritrans.com. Maritrans and certain of its directors and officers may be deemed to be participants in the solicitation of proxies from Maritrans’ shareholders in connection with the proposed transaction. Investors may obtain more detailed information regarding the direct and indirect interests of Maritrans and its officers and directors in the transaction by reading the preliminary and definitive proxy statements regarding the transaction when they become available.
Investor Contact:
Overseas Shipholding Group, Inc.
Jennifer L. Schlueter
Head of Corporate Communications and Investor Relations
Telephone: +1 212-578-1634
Press Contact:
APCO Worldwide
Maureen Dempsey
Telephone: +1 212-300-1806
Maritrans Inc.
Walter T. Bromfield
Vice President and CFO
+ 1 813-209-0602
Judith M. Cortina
Director of Finance and Controller
+1 813-209-0647
# # #

The following is the text of an e-mail that was sent to Company employees on September 25, 2006:
Employee Bulletin to All Maritrans Employees
CAPTAINS — PLEASE PRINT, POST and DISCUSS with your crew
To the employees of Maritrans:
In a press release issued this morning at 8:30 a.m. and at an all-employee meeting held in Tampa and Philadelphia, I announced that an agreement has been signed for Overseas Shipping Group (OSG) to acquire Maritrans. I have attached a copy of the press release for you to review.
Although this may come as a surprise to many of you, this agreement to make Maritrans part of the OSG family is a big step forward in achieving our Maritrans Audacious Goal. We view this as a tremendous growth opportunity for our company to become part of a larger organization and a great leap toward executing on our long term strategic plan of growing the size of the fleet while preserving our core values of creativity, excellence and integrity.
We know you have many questions about how this transaction will affect you personally, but in the first hours and days of this process, it’s too early to tell you many specifics. Please be assured that the Business Leader team is committed to keeping your best interests in mind and providing open and frequent communications throughout the closing and the transition process. The exact timing of the closing of the transaction is uncertain at this time, as it is subject to certain regulatory approvals, but we expect the final closing to occur by year-end. We will be holding integration meetings, issuing bulletins and providing as much information as possible to make a smooth transition into the OSG family.
I am very excited about the agreement with OSG and believe it will bring many new opportunities to you and to our customers. In a very short time, we will have a much larger fleet and more diversified services to offer our customers, enabling us to more effectively compete in the shipping market. OSG’s ability and desire to invest in Maritrans and the benefits that come from joining a larger organization will reap rewards for all of us. I encourage you to look forward to a successful transition into becoming the newest members of the OSG family. In the meantime, please stay focused on safety, quality and doing what we do best at Maritrans — providing Flawless Marine Service to our customers.
Regards,
Jonathan.
TOP FIVE QUESTIONS AND ANSWERS ON THE OSG ACQUISITION OF MARITRANS:
Q. Why is this good for Maritrans?
A. By joining OSG, the combined companies:
•	Expand our US Jones Act Fleet — 11 ATBs, 7 tankers transporting oil, 2 tankers transporting grain, 2 bulkers, 1 car carrier, crewing responsibility for 3 US Flag tankers operating in the International market, and part ownership in the 5 tanker fleet of the Alaska Tanker Company in Portland, Oregon. In addition, the combined fleet has 15 vessels on order; 10 tankers, 3 large ATBs, and 2 new 8khp tugs.

•	Strengthens and complements our major customer relationships — there is no overlap between our customer bases. OSG’s customers include Shell, BP, ExxonMobil and Tesoro, among others.

•	Enhanced service offerings to our customers based on a diversified fleet consisting of tankers and ATBs.

•	Brings together companies with largely complementary geographic presence — we now will operate in all four major domestic trading locations.

•	Combines the strengths and talents of two great companies

•	Provides us with a stronger financial partner who is expanding its fleet to meet the needs of customers.

•	Creates buying power for equipment, insurance, technologies, and public entity costs.

•	Enables our talented and experienced management team to assist OSG in operating its expanding Jones Act fleet.
Q. Who is OSG?
A. Overseas Shipping Group (OSG) is one of the largest publicly traded tanker companies in the world with a fleet of 115 vessels. They are headquarters in New York with offices throughout the world. They’ve been in business since 1948 and currently have about 3300 employees. OSG is considered the “gold standard” in the shipping industry and is known for high quality, well operated vessels, a top notch management team and an employee base very similar to Maritrans (ie. seasoned professionals combined with new talent).
The OSG US fleet consists of 4 tankers, 2 bulkers, 1 car carrier, crewing responsibility for 3 US Flag tankers operating in the international market, and part ownership in the 5 tanker fleet of the Alaska Tanker Company in Portland, Oregon. In addition, they have 10 US Flag tankers on order at the Aker shipyard in Philadelphia. This is just 10 of the 26 vessels currently under construction at OSG, ranging from LNG vessels to VLCCs.
Q. Will we still be known as Maritrans? What happens to the Maritrans name and our vessel names?
A. If you look at the history of our company, this is actually the third transformation since the company was originally created by the Hooper family and was known as Interstate Oil Transport (IOT). After the sale of IOT, we became a division of Sonat and operated under the name Sonat Marine for a number of years before emerging as Maritrans in 1987. Now the Maritrans name and the NYSE symbol TUG will be retired after the transaction closes, which is expected to be by the end of the year.
We expect the current vessel names and the names recently selected for our newbuilds to remain the same. As with the majority of OSG vessels, the word “Overseas” will be added to our vessel names and over time repainting will occur. For example, to fit into OSG’s naming conventions, our first newbuild ATB will be called the “Overseas Vision”.
Q. What about me — what does this mean for my employment?
A. We know your immediate concern is about your job and your own personal situations and how this impacts you and your family. I can tell you that one of the key things that that made this deal attractive to OSG was the talented and experienced Maritrans employee base — both shoreside and seagoing, as well as our safety and quality standards.
Equally important for you to know is that this is a strategic acquisition and a strategic move for both companies. It is not a cost-cutting move. Therefore, there are no targeted levels of layoffs. As we move through the integration process, we will evaluate all positions in the combined company and if there are shoreside redundancies, then titles, job descriptions and responsibilities may be affected. In a worse case scenario, if there is no natural location or position for an individual, then an appropriate separation arrangement would be made. OSG has the same desire as Maritrans regarding growth, and we plan to structure the shoreside staff to meet not only today’s large fleet, but also that of tomorrows.
It is day one, hour one, and there is a lot to think about. As more information becomes available we will update you. Our priority is to close the deal by the end of the year. Between now and then, please stay focused on your job and your personal safety and we will share as much information as we are able.
Q. I’ve never been through this before. How is all of this going to work — how will we know what to do?
A. We will be establishing a joint transition team with business leaders from both companies and the process will be very well organized with the top priority to share as much information as possible.
Additional Information and Where to Find It:
This material is not a substitute for the proxy statement Maritrans will file with the Securities and Exchange Commission. Investors are urged to read the proxy statement, including detailed risk factors, when it becomes available, because it will contain important information. The proxy statement and other documents, which will be filed by Maritrans with the Securities and Exchange Commission, will be available free of charge at the SEC’s website, www.sec.gov, or by visiting Maritrans’ website at http://www.maritrans.com.
Maritrans and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from Maritrans’ shareholders in connection with the proposed transaction. Investors may obtain a detailed list of names, affiliations and interests of Maritrans participants in the solicitation of proxies of Maritrans’ shareholders by reading the proxy statement when it becomes available.

The following are presentation slides that were provided in connection with the joint conference call held by OSG and the Company on September 25, 2006:

Jonathan Whitworth President and CEO Maritrans Inc. Strategic Acquisition of Maritrans Inc. Morten Arntzen President and CEO Overseas Shipholding Group, Inc.

Forward-Looking Statements This release contains forward-looking statements regarding OSG's and Maritrans' prospects, including, without limitation, the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances and investments, the ability to attract and retain customers, anticipated utilization, future revenues, the likelihood of closing the acquisition of Maritrans Inc. and integrating its operations with OSG's operations, the projected growth of the U.S. and world tanker fleet and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in OSG's and Maritrans' Annual Reports on Form 10-K for the year-ended December 31, 2005. Copies of said Annual Reports on Form 10-K are available online at www.sec.gov or on request from the applicable company. Neither company assumes any obligation to update any forward- looking statements as a result of new information or future events or developments. Given these uncertainties, readers should not place undue reliance on these forward-looking statements. Except for ongoing obligations to disclose material information under the federal securities laws, neither OSG nor Maritrans is obligated to update these forward-looking statements. All of the forward-looking statements contained herein are qualified by these cautionary statements. This material is not a substitute for the proxy statement Maritrans will file with the Securities and Exchange Commission in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant documents which will be filed by Maritrans with the Securities and Exchange Commission will be available free of charge on the SEC's website, www.sec.gov. Maritrans and certain of its directors and officers may be deemed to be participants in the solicitation of proxies from Maritrans' shareholders in connection with the proposed transaction. Investors may obtain more detailed information regarding the direct and indirect interests of Maritrans and its officers and directors in the transaction by reading the preliminary and definitive proxy statements regarding the transaction when they become available.

Transaction Overview OSG is acquiring Maritrans Inc. for $37.50 per share Total value of transaction, less net debt is approximately $455 million Funding anticipated through current cash on hand and borrowings under existing credit facilities Closing expected by year end 2006 Acquisition will be immediately accretive to EPS, without synergies Strategic fit with OSG's objective of being a market leader in each of the segments we operate Combination strengthens and complements major customer relationships and expands geographical reach in Jones Act market Superior platform for existing and future business growth opportunities Provides an enhanced, steady earnings stream

Benefits of Combination Compelling strategic logic in the combination of two leading players in adjacent, but complementary, markets Almost no overlap with existing customers Expands geographical reach Brings substantial presence in all four major domestic trading locations Augments longer-haul trades with shorter-haul and lightering trades Enhanced service offerings to customers Lightering business in the Delaware Bay serves third largest U.S. refinery system As refineries increase throughput, the scale and diversity of the combined assets allow for a greater level of responsiveness Will allow the qualifying use of OSG's Capital Construction Fund for Maritrans' newbuild ATBs

Synergies Top line synergies Enhanced customer offerings Expansion potential into new trades Operational synergies Improve utilization rates through superior asset management Best practice implementation Cost synergies Insurance costs Bulk purchase costs (lubes, bunkers, supplies, spare parts, drydocks, etc.) Public entity and overhead costs

Tankers and ATBs are Complementary Tankers and ATBs are generally complementary modes of transportation They have co-existed for many years ATBs account for about 53% of all waterborne barrels moved, with tankers transporting 47% Tankers have a competitive advantage on the longer-haul trades while ATBs have a competitive advantage on the shorter-haul trades Long-haul routes include GoM to U.S. East coast and U.S. West coast Short-haul routes are intra-U.S. GoM, 50% of which is U.S. GoM to Florida Most Gulf coast refiners use both tankers and ATBs Blue water transportation represents 11% of aggregate U.S. petroleum transportation - almost equally split between tankers and ATBs 53% 47% ATB Volume 1.2 MBPD Product Tanker Volume 1.1 MBPD 3% 12% 41% 43% Coastwise Volume 2.3 MBPD 3% 1% Rivers Local Intra territory Lake 6% 8% 60% 26% Total Transportation Waterborne 5.5 MBPD Pipelines Trucks/ Rails Imports Waterborne Movements Coastwise Trade Source: Wilson Gillette, Brent Dibner, Drew Laughlin, Selmer Research

Maritrans Overview Leading marine petroleum transportation company focused on Transporting refined petroleum product in GoM Lightering operations in Delaware Bay Fleet of 19 product carriers and articulated tug barges (ATBs) Successfully transformed fleet to double hull at reasonable prices with strong customer acceptance Three newbuilds under construction at the Bender shipyard, scheduled for delivery in 2007 and 2008 Refined products moved from refineries located in Texas, Louisiana and Mississippi to distribution points along the Gulf and Atlantic coasts, particularly Florida Largest provider of lightering services in the Delaware Bay area Two product carriers redeployed into the grain trades Founded in 1928 Headquartered in Tampa, FL Satellite office in Philadelphia, PA 473 employees (76 shoreside, 397 seafarers)

Combined Fleet Details *After conversion the M 215 will have a capacity of 244,000 bbls and the Ocean 211 will have a capacity of 243,000 bbls. COA=Contract of Affreightment; CVC=Consecutive Voyage Charter; TC=Time Charter; BB=Bareboat. Detailed definitions can be found in both OSG's and Maritrans' respective Forms 10-K for the period ended December 31, 2005. Our combined fleets will allow us to offer a comprehensive transportation service to all our customers.

Combined Fleet Profile Fleet composition by DWT Employment Note: excludes vessel in shipyard TC COA/CVC Spot Uncommited NB 15 8 8 4 Other 136,533 Tankers 430,510 ATB 308,444 NB 575,517 11 Vessels 5 13 7

Market Overview Sunbelt and the West coast are projected to grow in petroleum product demand at a faster rate than the rest of the nation. Steadily Growing Demand Known Vessel Supply and Certainty of OPA Phase-out Dates Viable Economics The Jones Act market is serviced by 42 handysize product tankers and more than 300 tug barge units, with 25 ATBs in the 150,000 to 400,000 barrel capacity range. The Jones Act Market Has Very Strong Fundamentals Short-haul shipments of petroleum products from refineries along the Gulf coast are the most efficient and cost-effective means of supplying Florida.

Tight Supply Creating Strong Rate Environment OPA Retirements vs. Double Hull Vessels 160-420 KBBL Capacity Vessels SPOT RATES (2006 TERMS) Spot Rate 2006 Terms

Summary Merger combines fleets with complementary strengths in different trade routes Diversifies OSG's U.S. Flag presence Expands service offerings to customers Immediately accretive to earnings Synergies expected to further enhance EPS accretion Consistent with OSG's balanced growth strategy Crude oil, refined products, U.S. Flag and gas Blend of time and spot charters Mix of U.S. Flag and International Flag fleet Places OSG in a position to capitalize on expected increases in coastal trades Incremental refining capacity in GoM to result in increased coastal movements Maintains financial strength and flexibility Financial flexibility to continue growth plans in other business segments

www.osg.com www.maritrans.com